EXHIBIT A

JOINT FILING AGREEMENT

In accordance with the requirements of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, and subject to the limitations set forth therein, the parties set forth below agree to jointly file the Schedule 13D to which this joint filing agreement is attached, and have duly executed this joint filing agreement as of the date set forth below.

Dated: June 2, 2015	The Gregory H. Sachs Revocable Trust UDT Dtd. 4/24/98

	By:	/s/ Gregory H. Sachs
	Name:	Gregory H. Sachs
	Title:	Trustee

White Knight Capital Management LLC

	By:	/s/ Gregory H. Sachs
	Name:	Gregory H. Sachs
	Title:	Trustee of Sole Member

/s/ Gregory H. Sachs
Gregory H. Sachs